Exhibit 10.22
AMENDMENT NO. 3
TO THE
FLOWSERVE CORPORATION DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED EFFECTIVE JUNE 1, 2000
     WHEREAS, Flowserve Corporation (“Flowserve”) maintains the Flowserve Corporation Deferred Compensation Plan, as amended and restated effective June 1, 2000 (the “Plan”);
     WHEREAS, pursuant to Section 9.01 of the Plan, Flowserve may amend the Plan; and
     WHEREAS, Flowserve wishes to amend the Plan, effective as of January 1, 2008 and as otherwise specified herein, to reflect the termination of the Plan with respect to future Participation Agreements effective as of May 16, 2007 in accordance with Section 9.02 of the Plan, and to comply with Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, the Plan is hereby amended as follows:
     1. Article I is amended by adding the following paragraph to the end thereof:
Effective as of the close of business on May 15, 2007, (i) no executive of the Company who was not a Participant on May 15, 2007 shall be eligible to become a Participant in the Plan, and (ii) no Participation Agreement may be entered into by any executive or Participant to permit the deferral under the Plan of any Eligible Compensation earned by such executive or Participant after December 31, 2007. Effective as of December 19, 2007, and notwithstanding any provision of a Participation Agreement or the Plan to the contrary, to the extent any Deferred Amounts consist of Incentive Compensation earned by any executive or Participant in 2007, such Deferred Amounts shall have a Deferral Period ending on March 1, 2008 and be paid in a lump sum on such date. Earnings and losses based on the Hypothetical Investment Benchmarks as provided herein shall continue to apply after December 31, 2007 to amounts credited to Participant’s Deferral Accounts, and all other provisions of the Plan, except as otherwise provided herein, shall continue to apply to the Deferral Accounts under this Plan.
     2. Section 2.06 is amended by deleting such Section in its entirety and substituting the following in lieu thereof:
SECTION 2.06 CORPORATE TAKEOVER. For purposes of this Plan, a “Corporate Takeover” shall be deemed to have occurred upon any of the following:
(a)	On the date any “Person” (as defined in subparagraph (e) below) acquires (or has acquired during the 12 (twelve)-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% (thirty percent) or more of the total voting power of the stock of the Company (the “Voting Stock”); other than an acquisition (i) directly from the Company; (ii) by the Company or any corporation, partnership, trust or other entity controlled by the Company (a “Subsidiary”); (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in subparagraph (c)(i) and (ii) are satisfied; or (v) by any Person who is considered to own stock of the Company constituting 30% (thirty percent) or more of the Voting Stock immediately prior to such additional acquisition. Notwithstanding the foregoing, a Corporate Takeover shall not be deemed to occur solely because any Person (the “Subject Person”) acquired ownership of stock of the Company possessing 30% (thirty percent) or more of the Voting Stock as a result of the acquisition of the Voting Stock, which, by reducing the number of shares of Voting Stock, increases the proportional number of shares owned by the Subject Person; provided, however, that if following such acquisition of shares of Voting Stock by the Company, the Subject Person acquires additional Voting Stock which increases the percentage ownership of the Subject Person to an amount that would constitute 30% (thirty percent) of the then outstanding Voting Stock (excluding any shares of Voting Stock previously acquired by the Company), then a Corporate Takeover shall then be deemed to have occurred; or

(b)	On the date a majority of members of the Board is replaced during any 12 (twelve)-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or

(c)	On the date of consummation of a reorganization, merger, or consolidation, in each case, immediately following which a Person owns stock of the Company that, together with stock held by such Person prior to such reorganization, merger or consolidation, constitutes more than 50% (fifty percent) of the total fair market value of the Company; unless, following such reorganization, merger or consolidation: (i) more than 50% (fifty percent) of the then outstanding Voting Stock is owned, directly or indirectly, by all or substantially all of the individuals and entities who were the owners of the Voting Stock immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation; or (ii) (A) officers of the Company as of the effective date of such reorganization, merger or consolidation constitute at least 3/4 (three-quarters) of the officers of the ultimate parent company of the corporation resulting from such reorganization, merger or consolidation; (B) elected members of the Board as of the effective date of such reorganization, merger or consolidation constitute at least 3/4 (three quarters) of the board of directors of the ultimate parent company of the corporation resulting from such reorganization, merger or consolidation; and

(C)	the positions of Chairman of the board of directors, the Chief Executive Officer and the President of the corporation resulting from such reorganization, merger or consolidation are held by individuals with the same positions at the Company as of the effective date of such reorganization, merger or consolidation.

(d)	On the date any Person acquires (or has acquired during the 12 (twelve)-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% (fifty percent) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, unless such assets have been acquired by a corporation with respect to which, following such acquisition, (i) more than 50% (fifty percent) of, respectively, the then outstanding shares of stock of such corporation and the combined voting power of the then outstanding voting stock of such corporation (or any parent thereof) entitled to vote generally in the election of directors is then owned, directly or indirectly, by all or substantially all of the individuals and entities who were the owners, respectively, of outstanding stock of the Company and the Voting Stock immediate prior to such acquisition, in substantially the same proportions as their ownership immediately prior to such acquisition; (ii) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or a Subsidiary or any Person owning immediately prior to such acquisition, directly or indirectly, 20% (twenty percent) or more of all of the outstanding shares of stock of the Company or the Voting Stock, owns, directly or indirectly, 20% (twenty percent) or more of all of the then outstanding stock of such corporation or the combined voting power of the then outstanding voting stock of such corporation (or any parent thereof) entitled to vote generally in the election of directors, and (iii) at least 2/3 (two-thirds) of the members of the board of directors of such corporation (or any parent thereof) were members of the Company’s Board at the time of the execution of the initial agreement or action of the Board providing for such acquisition of the Company’s assets. For purposes of this subparagraph (d), gross fair market value means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, no Corporate Takeover shall be deemed to occur when there is such a sale or transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s then outstanding stock; (ii) an entity, at least 50% (fifty percent) of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns directly or indirectly, at least 50% (fifty percent) of the total value or voting power of the outstanding stock of the Company; or (iv) an entity, at least 50% (fifty percent) of the total value or voting power of the stock of which is owned, directly or indirectly, by a Person that owns, directly or indirectly, at least 50% (fifty percent) of the total value or voting power of the outstanding stock of the Company. For purposes of the foregoing, a Person’s status is determined immediately after the asset transfer.

(e)	For purposes of subparagraphs (a), (b), (c) and (d) above, “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.
     3. Section 2.14 is amended by deleting such Section in its entirety and substituting the following in lieu thereof:
SECTION 2.14 DISABILITY. “Disability” or “Disabled” shall mean that a Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 (twelve) months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 (twelve) months, receiving income replacement benefits for a period of not less than 3 (three) months under an accident and health plan covering employees of the Company. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of the Company, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.
4. Section 2.23 is amended by adding the following paragraph to the end thereof:
Notwithstanding any provision of Article IV to the contrary, effective as of May 16, 2007, no Participation Agreement shall be effective for any executive or Participant so as to permit the deferral of Eligible Compensation earned after December 31, 2007, and, notwithstanding any provision of a Participation Agreement or the Plan to the contrary, to the extent any Deferred Amounts consist of Incentive Compensation earned by any executive or Participant in 2007, such Deferred Amounts shall have a Deferral Period ending on March 1, 2008 and be paid in a lump sum on such date.
     5. Section 2.25 is amended by deleting such Section in its entirety and substituting the following in lieu thereof:
     Section 2.25 [Deleted].
     6. Article II is amended by adding the following new Section 2.26A to immediately follow Section 2.26:
SECTION 2.26A SEPARATION FROM SERVICE. “Separation from Service” means a termination of services provided by a Participant to the Company whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Administrative Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:
(a)	For a Participant who provides services to the Company as an employee, a Separation from Service shall occur when such Participant has experienced a termination of employment with the Company. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% (twenty percent) of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36 (thirty six)-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than 36 (thirty six) months).

(b)	If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed 6 (six) months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 (six) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6 (six)-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.
     7. Section 2.27 is amended by deleting such Section in its entirety and substituting the following in lieu thereof:
SECTION 2.27 SPECIFIED EMPLOYEE. “Specified Employee” shall mean any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Administrative Committee in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:
(a)	The Administrative Committee’s identification of the individuals who fall within the definition of “key employee” under Code Section 416(i) (without regard to paragraph (5) thereof) shall be based upon the 12 (twelve) -month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to (i) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and

(b)	Each Participant who is among the individuals identified as a “key employee” in accordance with part (a) of this Section shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the 12 (twelve)-month period that begins on the April 1st following the applicable identification date.
     8. Section 2.28 is amended by deleting such Section in its entirety and substituting the following in lieu thereof:
SECTION 2.28 UNFORESEEABLE EMERGENCY. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, or the Participant’s spouse, Beneficiary, or dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code), (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control, all as determined by the Administrative Committee based on the relevant facts and circumstances and as provided for in Treas. Reg. §1.409A-3(i)(3) or any successor provision.
9. Section 3.02 is amended by deleting such Section in its entirety and substituting the following in lieu thereof:
SECTION 3.02 CLAIM PROCEDURE. If a Participant or Beneficiary makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. All claims for benefits under this Plan shall be sent to the Administrative Committee. If the Administrative Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Administrative Committee shall inform the claimant in writing of such determination and the reasons therefore in terms calculated to be understood by the claimant. The notice shall be sent within 90 days of the claim unless the Administrative Committee determines that additional time, not exceeding 90 days, is needed and so notifies the Participant. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant of the procedure that the claimant must follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. If the claimant desires to contest the denial of a claim, the claimant must, within 90 days thereafter, submit in writing to the

Administrative Committee a notice that the claimant contests the denial of his or her claim and desires a further review by the Pension and Investment Committee. The Pension and Investment Committee shall within 60 days thereafter review the claim and authorize the claimant to review pertinent documents and submit issues and comments relating to the claim to the Pension and Investment Committee. The Pension and Investment Committee will render a final decision on behalf of the Company with specific reasons therefore in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Pension and Investment Committee determines that additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Pension and Investment Committee fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Company shall be deemed to have denied the claim.
10. Section 4.01 is amended by adding the following paragraph to the end thereof:
Notwithstanding any provision of this Article IV to the contrary, effective as of the close of business on May 15, 2007, no executive who is not otherwise a Participant in the Plan shall be eligible to become a Participant in the Plan, and no Participation Agreement shall be effective for any executive or Participant so as to permit the deferral of Eligible Compensation earned after December 31, 2007. Effective as of December 19, 2007, and notwithstanding any provision of a Participation Agreement or the Plan to the contrary, to the extent any Deferred Amounts consist of Incentive Compensation earned by any executive or Participant in 2007, such Deferred Amounts shall have a Deferral Period ending on March 1, 2008 and be paid in a lump sum on such date.
     11. Effective as of the dates specified hereunder, Section 4.02 is amended by deleting such Section in its entirety and substituting the following in lieu thereof:
SECTION 4.02 CONTENTS OF PARTICIPATION AGREEMENT. Effective as of January 1, 2008, and subject to Article VII, each Participation Agreement shall set forth: (a) the amount of Eligible Compensation for the Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan (the “Deferred Amount”), expressed as either a dollar amount or a percentage of the Base Salary and Incentive Compensation for such Plan Year or performance period; provided that the minimum Deferred Amount for any Plan Year or performance period shall not be less than $2,000; (b) the period after which payment of the Deferred Amount is to be made or begin to be made (the “Deferral Period”), which shall be the earlier of (i) a number of full years, not less than three, and (ii) the period ending upon a Separation from Service, and (c) the form in which payments are to be made, which may be a lump sum or in substantially equal annual installments not to exceed 10 (ten) years.
Effective as of December 19, 2007, and notwithstanding any provision of a Participation Agreement or the Plan to the contrary, to the extent any Deferred Amounts consist of Incentive Compensation earned by any executive or Participant in 2007, such Deferred Amounts shall have a Deferral Period ending on March 1, 2008 and be paid in a lump sum on such date.

     12. Section 4.03 is amended by deleting such Section in its entirety and substituting the following in lieu thereof:
SECTION 4.03 MODIFICATION OR REVOCATION OF ELECTION BY PARTICIPANT. A Participant may not change the amount of his Base Salary Deferrals or Incentive Deferrals after the December 31st immediately preceding the Plan Year during which such Eligible Compensation is earned.
     13. Effective as of the dates specified hereunder, Article VII is amended by deleting such Article in its entirety and substituting the following in lieu thereof:
SECTION 7.01 TIME AND FORM OF PAYMENT. Effective as of January 1, 2008, at the end of the Deferral Period for each Deferral Account, the Company shall pay to the Participant the balance of such Deferral Account at the time or times elected by the Participant in the applicable Participation Agreement; provided that if the Participant has elected to receive payments from a Deferral Account in a lump sum, the Company shall pay the balance in such Deferral Account (determined as of the most recent Valuation Date preceding the end of the Deferral Period) in a lump sum in cash as soon as practicable after the end of the Deferral Period but in no event later than 60 (sixty) days after the end of the Deferral Period. If the Participant has elected to receive payments from a Deferral Account in installments, the Company shall make annual cash only payments from such Deferral Account, each of which shall consist of an amount equal to (a) the balance of such Deferral Account as of the most recent Valuation Date preceding the payment date, times (b) a fraction, the numerator of which is one and the denominator of which is the number of remaining installments (including the installment being paid). The first such installment shall be paid as soon as practicable, but no later than 60 (sixty) days, after the end of the Deferral Period and each subsequent installment shall be paid on, but no later than 60 (sixty) days after, the anniversary of such first payment. Each such installment shall be deemed to be made on a pro rata basis from each of the different deemed investments of the Deferral Account (if there is more than one such deemed investment).
Effective as of December 19, 2007, and notwithstanding any provision of a Participation Agreement or the Plan to the contrary, to the extent any Deferred Amounts consist of Incentive Compensation earned by any executive or Participant in 2007, such Deferred Amounts shall have a Deferral Period ending on March 1, 2008 and be paid in a lump sum on such date.
Notwithstanding any provision in the Plan to the contrary, effective as of January 1, 2008, if a Participant is a Specified Employee, no payment shall be made before the first day after the end of the 6 (six)-month period immediately following the date on which the Participant experiences a Separation from Service, or if earlier, on the date of the Participant’s death or Disability.
SECTION 7.02 SEPARATION FROM SERVICE. Subject to Sections 7.01, 7.04, 7.05, and 7.06 hereof, if a Participant has elected to have the balance of his/her Deferral

Account distributed upon a Separation from Service, the account balance of the Participant (determined as of the most recent Valuation Date preceding such Separation from Service) shall be distributed upon Separation from Service in installments or a lump sum in accordance with the Plan and as elected in the Participation Agreement.
SECTION 7.03 IN-SERVICE DISTRIBUTIONS. Subject to Sections 7.01, 7.04, 7.05, and 7.06 hereof, if a Participant has elected to defer Eligible Compensation under the Plan for a stated number of years, the account balance of the Participant (determined as of the most recent Valuation Date preceding such Deferral Period) shall be distributed in installments or a lump sum in accordance with the Plan and as elected in the Participation Agreement upon completion of such stated number of years, provided not earlier distributed in accordance with the terms of the Plan.
SECTION 7.04 DEATH OR DISABILITY. Notwithstanding the provisions of Section 7.01 hereof and any Participation Agreement, in the event of a Participant’s death or Disability prior to the end of the Deferral Period, the Company shall pay the balance of his/her Deferral Account(s) (determined as of the most recent Valuation Date preceding such event) to the Participant or the Participant’s Beneficiary or Beneficiaries (as the case may be) in a lump sum in cash no later than 60 (sixty) days after the date of such death of Disability.
SECTION 7.05 HARDSHIP WITHDRAWALS. Notwithstanding the provisions of Section 7.01 hereof and any Participation Agreement, a Participant shall be entitled to early payment of all or part of the balance in his/her Deferral Account(s) in the event of an Unforeseeable Emergency, in accordance with this Section 7.05. Whether a Participant is faced with an Unforeseeable Emergency under the Plan is to be determined based on the relevant facts and circumstances of each case, but in any case, a withdrawal on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved (a) through reimbursement or compensation from insurance or otherwise, (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or (c) by cessation of deferrals under the Plan.
Withdrawal because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), as determined by the Administrative Committee, in its sole discretion. The Participant must apply in writing for a payment upon an Unforeseeable Emergency, using the form prescribed by the Administrative Committee. The Administrative Committee retains the sole and absolute discretion to grant or deny a payment upon an Unforeseeable Emergency. In the event of approval of a payment upon an Unforeseeable Emergency, the Participant’s outstanding deferral elections under the Plan shall be cancelled.
SECTION 7.06 CHANGE OF CONTROL. In the event of a Corporate Takeover, the Company shall immediately pay to each Participant in a lump sum the balance in his/her Deferral Account(s) (determined as of the most recent Valuation Date preceding the Corporate Takeover).
SECTION 7.07 WITHHOLDING OF TAXES. Notwithstanding any other provision of this Plan, the Company shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.
     14. Section 10.07 is amended by deleting such Section in its entirety and substituting the following in lieu thereof:
     Section 10.07 [Deleted].
     15. Section 10.08 is amended by deleting such Section in its entirety and substituting the following in lieu thereof:
SECTION 10.08 SECTION 162(m) LIMIT. If any distribution otherwise payable under this Plan during a Plan Year, when combined with such Participant’s other remuneration by the Company for such Plan Year, exceeds the amount that would be deductible by the Company for federal income tax purposes by reason of Section 162(m) of the Code, then the amount of such distribution shall be limited as follows:
(a)	If there are amounts scheduled for distribution under other plans or arrangements of any type which are subject to Section 409A of the Code and that could be delayed because of the deductible limits of said Section 162(m), then the amounts scheduled for distribution under this Plan for such Plan Year and the amounts scheduled for distribution under such other plans or arrangements for such Plan Year shall be reduced so that the amounts payable under all such plans shall not, when combined with such Participant’s other remuneration by the Company for such Plan Year, exceed the deductible limits of said Section 162(m). The reduction of amounts scheduled for distribution under this Plan and such other plans or arrangements shall be made by the Pension and Investment Committee, in its sole discretion, so that the Pension and Investment Committee shall determine which of such plan or plans, if any, shall pay the amounts which can be paid without exceeding the deductible limits of said Section 162(m).

(b)	If there are no amounts scheduled for distribution under other plans or arrangements of any type subject to Section 409A of the Code that could be delayed because of the deductible limits of said Section 162(m), then the amount scheduled for distribution under the Plan for such Plan Year shall be reduced so that the amount of distribution shall not, when combined with such Participant’s other remuneration by the Company for such Plan Year, exceed the deductible limits of said Section 162(m).
Any amounts scheduled for distribution under the Plan that is not distributed pursuant to this Section 10.08 shall be distributed on or about March 31st of the Plan Year immediately following, subject to the same limitation.

     IN ALL RESPECTS NOT AMENDED HEREIN, the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, THIS AMENDMENT is executed this 19th day of December, 2007, effective as of January 1, 2008 and as otherwise specified herein.

FLOWSERVE CORPORATION
By:	/s/ Ronald F. Shuff
Ronald F. Shuff, Senior Vice President,
Secretary and General Counsel